Exhibit 10.1

Employment Agreement
This Employment Agreement (this “Agreement”), dated as of August 12, 2019, is made by and between SELECTA BIOSCIENCES, INC., a Delaware corporation (together with any successor thereto, the “Company”), and Bradford D. Dahms. (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”), and effective as of September 3, 2019 (the “Effective Date”).
RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive on the Effective Date and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:
1.Employment.
(a)    General. Effective on the Effective Date, the Company shall employ Executive and Executive shall be employed by the Company, for the period and in the positions set forth in this Section 1, and subject to the other terms and conditions herein provided.
(b)    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either Party at any time for any or no reason (subject to the notice requirements of Section 3(b)). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to in writing by the Company or as provided by applicable law. The term of this Agreement (the “Term”) shall commence on the Effective Date and end on the date this Agreement is terminated under Section 3.
(c)    Positions and Duties. Executive shall serve as the Chief Financial Officer of the Company with such responsibilities, duties and authority normally associated with such positions and as may from time to time be reasonably assigned to Executive by the Chief Executive Officer of the Company. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable), provided that Executive may engage in outside business activities (including serving on outside boards or committees) following approval by the Board of Directors of the Company or an authorized committee thereof (in either case, the “Board”) to the extent such activities do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement or violate the terms of the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement attached as Exhibit B (the “Restrictive Covenant Agreement”). Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.    Compensation and Related Matters.
(a)    Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $350,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Upon Executive’s six-month anniversary, the Company will re-evaluate Executive’s base salary according to external market data and performance. Such annual base salary shall be reviewed (and may be increased) from time to time by the Board (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).
(b)    Bonus. During the Term, Executive will be eligible to participate, on the same basis as other actively employed senior executives of the Company, in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 40% of Executive’s Annual Base Salary (the “Target Bonus”). The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board; provided that, Executive’s Annual Bonus for the Company’s 2019 fiscal year shall be prorated for time employed for 2019. The payment of any Annual Bonus will be made on or before March 15 of the year following the calendar year in which such Annual Bonus is earned, subject to Executive’s continued employment through the last day of such year.
(c)    Benefits. During the Term, Executive shall be eligible to participate, on the same basis as other actively employed senior executives of the Company, in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.
(d)    Vacation. During the Term, Executive shall be entitled to accrue four weeks of paid vacation per year in accordance with the Company’s policies. Vacation days accrued, but not used by the end of the calendar year may be used in the subsequent calendar year; provided that no more than five accrued vacation days may be carried over from one year to the next. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.
(e)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.
(f)    Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.
(g)    Stock Options. No later than the first regularly scheduled meeting of the Board following the Effective Date, and subject to the approval of the Board, Executive will be granted an option to purchase 400,000 shares of common stock of the Company with an exercise price per share equal to the closing price per share of the Company’s common stock on the date of grant or the last trading day preceding the date of grant if the date of grant is not a trading day (the “Option”). Subject to Executive’s continued employment by the Company, the Option shall vest over a four-year period, with 25% vesting on the first anniversary of the Effective Date and the remaining 75% vesting on each monthly anniversary of the Effective date in 36 equal monthly installments following the first anniversary of the Effective Date. The Option will be subject to the terms of the Selecta Biosciences, Inc. 2018 Employment Inducement Incentive Award Plan (the “2018 EIIAP”) and the applicable award agreement evidencing such award.
(h)    Signing Bonus. Executive shall receive a single lump-sum cash payment of $50,000, payable at the same time as Executive’s first regularly scheduled Company paycheck, subject to and conditioned upon Executive’s continued employment through the payment date (the “Signing Bonus”). If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason (as defined below), in either case within 12 months of the Effective Date, Executive will repay the Company the full amount of the Signing Bonus and the Company will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to Executive by the Company or any of its affiliates.
(i)    Relocation. The parties acknowledge that the Company’s principal place of business is currently in Watertown, Massachusetts and Executive’s primary residence is currently in the state of New York. Executive agrees to relocate his primary residence to the greater Boston, Massachusetts area prior to the first anniversary of the Effective Date. For the avoidance of doubt, Executive’s failure to relocate his primary residence to the greater Boston, Massachusetts area prior to the first anniversary of the Effective Date will constitute a breach of a material provision of this Agreement that entitles the Company to terminate Executive’s employment for Cause (as defined below) without the requirement that the Executive be provided written notice of, or an opportunity to cure, such breach. Until Executive relocates to the greater Boston, Massachusetts area, Executive will be permitted from time to time to perform his obligations under this Agreement remotely, provided that Executive will spend such time at the Company’s principal place of business in Watertown, Massachusetts as the Company’s Chief Executive Officer reasonably determines is necessary or appropriate for Executive to perform his duties and responsibilities under this Agreement. During the first twelve months of the Term or until Executive’s earlier relocation to the greater Boston, Massachusetts area, notwithstanding any contrary terms of the Company’s expense reimbursement Policy, but subject to Section 9(l)(iv) the Company shall reimburse Executive for reasonable expenses incurred by Executive for travel between Massachusetts and New York in performing his duties for the Company, including airfare, lodging accommodations, and local transportation, up to a maximum monthly amount of $6,100, which maximum, for avoidance of doubt, shall not limit amounts otherwise reimbursable under the Company’s expense reimbursement Policy. To the extent the Company reasonably determines all or a portion of any such reimbursement constitutes taxable income to Executive, Executive will be liable and responsible for the employee portion of all taxes owed in connection therewith and the Company may (but will not be required to) deduct or withhold such taxes from any compensation payable to Executive by the Company or its affiliates. Further, the Company will reimburse Executive for (or pay directly on Executive’s behalf) Executive’s reasonable moving expenses incurred in connection with Executive’s relocation to the greater Boston, Massachusetts area in an amount not to exceed $75,000 (the “Relocation Allowance”), provided that such relocation occurs prior to the first anniversary of the Effective Date. Documentation reasonably acceptable to the Company of all reimbursable moving expenses must be submitted to the Company promptly following the date such expenses are incurred. All payments of the Relocation Allowance will be provided within 60 days following Executive’s submission to the Company of such documentation, except that in no event will any payments of Relocation Allowance be made other than in calendar year

2020. Executive will be liable and responsible for the employee portion of all taxes owed in connection with the Relocation Allowance (to the extent the Company reasonably determines all or a portion of the Relocation Allowance constitutes taxable income to Executive), and the Company may (but will not be required to) deduct or withhold such taxes from any compensation payable to Executive by the Company or its affiliates. If (i) Executive’s employment is terminated by the Company for Cause (as defined below) or by Executive other than for Good Reason (as defined below), in either case within 12 months of the date Executive relocates to the greater Boston area, or (ii) Executive fails to relocate to the greater Boston, Massachusetts area prior to the first anniversary of the Effective Date, Executive will repay the Company the full amount of any Relocation Allowance paid to Executive (or paid on Executive’s behalf), and the Company will be entitled (but not required) to deduct the amount of any such repayment obligations from any amounts otherwise payable to Executive by the Company or any of its affiliates.
3.    Termination.
Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:
(a)    Circumstances.
(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.
(ii)    Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.
(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.
(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause.
(v)    Resignation from the Company with Good Reason. Executive may resign Executive’s employment with the Company with Good Reason, as defined below.
(vi)    Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason.
(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least thirty-five (35) days following the date of such notice, but no more than forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the case of a termination pursuant to Section 3(a)(v) the Date of Termination will be subject to the Company’s right to cure pursuant to Section 7(f) and provided further, however, that the Company may deliver a Notice of Termination to Executive that specifies any Date of Termination that occurs on or after the date of the Notice of Termination (but no more than forty (40) days following the date of such notice) and, in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Notice of Termination and is prior to the Date of Termination specified in the Notice of Termination, provided, in either case , that if the Company selects a Date of Termination that is less than thirty (30) days after the date of the Notice of Termination the Company will pay Executive the base salary Executive would have earned during the period commencing on the Date of Termination selected by the Company and ending thirty (30) days after the date of the Notice of Termination. The failure by either party to set forth in the Notice of Termination any fact or circumstance shall not waive any right of the party hereunder or preclude the party from asserting such fact or circumstance in enforcing the party’s rights hereunder.
(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in this Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any unpaid Annual Bonus earned by Executive for the year prior to the year in which the Date of Termination occurs, as determined by the Board in its good faith discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive when bonuses for such year are paid to actively employed senior executives of the Company but in no event later than March 15 of the year in which the Date of Termination occurs; (iii) any expenses owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided in a benefit plan or herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.
(d)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.
4.    Severance Payments.
(a)    Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).
(b)    Termination without Cause, or Resignation from the Company with Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, then, subject to Executive signing on or before the 60th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims (which Executive will receive no later than ten (10) business days following Executive’s Separation from Service) substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Section 5, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(i)    an amount in cash equal to the then current Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices, commencing on the Company’s next regular payday that is at least five days following the effective date of the Release (with the first payment including all amounts accrued to that date) (the “Payment Date”);
(ii)    the Annual Bonus, payable in the form of a lump sum payment, in an amount equal to the product of (A)(i) the Target Bonus, if the Date of Termination occurs during the first quarter of the calendar year or (ii) the Annual Bonus amount based on actual performance as determined by the Board, if the Date of Termination occurs after the first quarter of the calendar year, multiplied by (B) a fraction, using the number of full months of the year elapsed prior to the Date of Termination as the numerator and 12 as the denominator, payable in either case by the later of March 15 of the year following the year in which the Date of Termination occurs and the Payment Date; and
(iii)    if Executive elects to receive continued medical, dental and/or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the COBRA premiums for Executive and Executive’s covered dependents under such plans during the period commencing on Executive’s Separation from Service and ending upon the earliest of (X) the last day of the Severance Period, (Y) the date that Executive and/or Executive’s covered dependents become no longer eligible for COBRA or (Z) the date Executive becomes eligible to receive medical, dental or vision coverage, as applicable, from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company may alter the manner in which medical, dental or vision coverage is provided to Executive after the Date of Termination so long as such alteration does not increase the after-tax cost to Executive of such benefits.
(c)    Change in Control. Notwithstanding anything to the contrary in any applicable Company equity plan or equity agreement, in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation with Good Reason, in either case, within 60 days prior to or on or within 12 months following the date of a Change in Control, subject to Executive signing on or before the 60th day following Executive’s Separation from Service, and not revoking, the Release (which Executive will receive no later than ten (10) business days following Executive’s Separation from Service) and Executive’s continued compliance with Section 5, Executive shall receive, in addition to the payments and benefits set forth in Section 3(c) and Section 4(b), immediate vesting of all unvested equity or equity-based awards held by Executive under any Company equity compensation plans that vest solely based on the passage of time (for the avoidance of doubt, with any such awards that vest in whole or in part based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement).
(d)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 will survive the termination of Executive’s employment and the termination of the Term.

5.    Restrictive Covenants. As a condition to the effectiveness of this Agreement, Executive will execute and deliver to the Company contemporaneously herewith the Restrictive Covenant Agreement. Executive agrees to abide by the terms of the Restrictive Covenant Agreement, which are hereby incorporated by reference into this Agreement. Executive acknowledges that the provisions of the Restrictive Covenant Agreement will survive the termination of Executive’s employment and the termination of the Term for the periods set forth in the Restrictive Covenant Agreement.
6.    Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.
7.    Certain Definitions.
(a)    Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:
(i)    Executive’s willful failure to perform (other than by reason of Disability), or gross negligence in the performance of, Executive’s duties and responsibilities to the Company or any of its affiliates;
(ii)    Executive’s commission of, or indictment or conviction for, any felony or any crime involving dishonesty by Executive;
(iii)    Executive’s participation in any fraud against the Company or any of its affiliates;
(iv)    Any intentional material damage to any property of the Company or any of its affiliates by Executive;
(v)    Executive’s misconduct which materially and adversely reflects upon the business, operations or reputation of the Company or any of its affiliates, which misconduct has not been cured (or cannot be reasonably cured) within thirty (30) days after the Company gives written notice to Executive regarding such misconduct; or
(vi)    Executive’s breach of any material provision of this Agreement or any other written agreement between Executive and the Company or any of its affiliates and failure to cure such breach (if reasonably capable of cure) within thirty (30) days after the Company gives written notice to Executive regarding such breach.
(b)    Change in Control. “Change in Control” shall have the meaning set forth in the version of the 2018 EIIAP in effect on the Effective Date.

(c)    Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder.
(d)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.
(e)    Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, “Disability” shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s positions hereunder for a total of six months during any twelve-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any unreasonable refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.
(f)    Good Reason. For the sole purpose of determining Executive’s right to severance payments and benefits as described above, Executive’s resignation will be with “Good Reason” if Executive resigns within six months after any of the following events, unless Executive consents to the applicable event in writing: (i) a material reduction in Executive’s Annual Base Salary or Target Bonus, (ii) a material diminution in Executive’s authority, title or duties or areas of responsibility, (iii) the requirement that Executive report to someone other than the Chief Executive Officer of the Company, (iv) the relocation of Executive’s primary office to a location more than 40 miles from Watertown, Massachusetts, or (v) a material breach by the Company of this Agreement or any other written agreement with Executive. Notwithstanding the foregoing, no Good Reason event will have occurred unless and until Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such Good Reason event, and (b)  the Company fails to cure the same within 30 days after the receipt of such notice.
8.    Parachute Payments.
(a)    Notwithstanding any other provisions of this Agreement or any Company equity plan or agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 4(b) and Section 4(c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 8(b)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)    The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction on a pro-rata basis of any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time.
(c)    The Company will select an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax (the “Independent Advisors”) to make determinations regarding the application of this Section 8. For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.
(d)    If Executive incurs legal fees or other expenses (including expert witness and accounting fees) in an effort to determine the applicability of this Section 8 or establish entitlement to or obtain any portion of the Total Payments that have been reduced under this Section 8 (collectively, “Legal and Other Expenses”), Executive shall be entitled to payment of or reimbursement for such Legal and Other Expenses in accordance with this Section 8(d). Subject to Sections 9(1)(iv) and the other provisions of this Section 8, the Company will reimburse all Legal and Other Expenses on a monthly basis reasonably promptly after presentation of Executive’s written request for reimbursement accompanied by evidence reasonably acceptable to the Company that such Legal and Other Expenses were incurred. If the Company establishes before a court of competent jurisdiction that Executive had no reasonable basis for a claim made by Executive hereunder, or acted in bad faith, no further payment of or reimbursement for Legal and Other Expenses shall be due to Executive in respect of such claim, and Executive shall refund any amounts previously paid or reimbursed hereunder with respect to such claim.
(e)    In the event it is later determined that to implement the objective and intent of this Section 8, (i) a greater reduction in the Total Payments should have been made, the excess amount shall be returned promptly by Executive to the Company or (ii) a lesser reduction in the Total Payments should have been made, the excess amount shall be paid or provided promptly by the Company to Executive, except to the extent the Company reasonably determines would result in imposition of an excise tax under Section 409A.

9.    Miscellaneous Provisions.
(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law of the Commonwealth of Massachusetts or any other jurisdiction that would result in application of the laws of a jurisdiction other than the Commonwealth of Massachusetts, and where applicable, the laws of the United States.
(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, a nationally recognized overnight courier service or certified or registered mail, postage prepaid, as follows:
(i)    If to the Company, to the General Counsel of the Company at the Company’s headquarters,
(ii)    If to Executive, to the last address that the Company has in its personnel records for Executive, or
(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.
(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.
(e)    Entire Agreement. The terms of this Agreement, the Restrictive Covenant Agreement incorporated herein by reference as set forth in Section 5, the Indemnification Agreement (defined below) and the 2018 EIIAP and related Award Agreements are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior employment agreement or offer letter between Executive and the Company. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(f)    Indemnification. The Parties acknowledge that they have or will enter into an Indemnification Agreement in substantially the form attached as Exhibit C hereto.
(g)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(h)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.
(i)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.
(j)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(k)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(l)    Section 409A.
(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(ii)    Separation from Service. For purposes of any compensation or benefits payable to Executive under this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) (a “Separation from Service”).

(iii)    Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(v)    Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. Notwithstanding anything to the contrary contained herein, if the period to consider, return and not revoke the Release crosses two calendar years, any payments or benefits described in Section 4(b) will be paid in the later calendar year.
10.    Executive Acknowledgment.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

SELECTA BIOSCIENCES, INC.

By:	/s/ Carsten Brunn, Ph.D.
Name: Carsten Brunn, Ph.D.
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Bradford D. Dahms
BRADFORD D. DAHMS

EXHIBIT A
Separation Agreement and Release
This Separation Agreement and Release (“Agreement”) is made by and between BRADFORD D. DAHMS (“Executive”) and Selecta Biosciences, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of _____________, 2019 (the “Employment Agreement”) and that certain Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, dated as of ________, 2019 (the “RCA”); and
WHEREAS, in connection with Executive’s termination of employment with the Company or a subsidiary or affiliate of the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with Executive’s ownership of vested equity securities of the Company, vested benefits or Executive’s right to defense or indemnification by the Company or any of its affiliates pursuant to contract (including, without limitation, the Indemnification Agreement attached to the Employment Agreement) or applicable law (collectively, the “Retained Claims”). The Company agrees not to contest Executive’s application for unemployment benefits; provided that nothing herein shall prohibit the Company from responding truthfully to requests for information from, or require the Company to make any false or misleading statements to, any governmental authority.
NOW, THEREFORE, in consideration of the severance payments and benefits described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
1.    Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments and benefits described in Section 4(b) [and Section 4(c)] of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.
2.    Release of Claims. Executive agrees that, other than with respect to the Retained Claims and subject to the last two sentences of this Section 2, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of any of Executive’s affiliated companies or entities and any of their respective heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, except as provided in the last two sentences of this Section 2, hereby and forever releases the Releasees from any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:
(a)    any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)    any and all claims for violation of the federal or any state constitution;
(f)     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement;
(h)    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which Executive has provided service to the Company or any of its affiliates (including without limitation the Massachusetts Payment of Wages Law); and
(i)    any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. Notwithstanding anything to the contrary contained in this Agreeement, this release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation, Executive’s right to file a charge with or participate in a charge, investigation or proceeding by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary or other individual relief from the Company or any Releasee in connection with any charge, investigation or proceeding, or any related complaint or lawsuit, filed by Executive or by anyone else on Executive’s behalf before the federal Equal Employment Opportunity Commission or a comparable state or local agency), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended, claims to any benefit entitlements vested as of the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law, claims for reimbursement of approved business expenses incurred prior to the Date of Termination, rights to vested options under any Award Agreement issued pursuant to the 2018 EIIAP, rights or claims Executive may have as a shareholder of the Company, and any Retained Claims. This release further does not release claims for breach of or to enforce Section 3(c), Section 4(b), Section 4(c) or Section 8 of the Employment Agreement, or claims arising after the date Executive signs this Agreement.
3.    Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Executive executes this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive is hereby advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has [21/45] days within which to consider this Agreement, and the parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement; (c) Executive has 7 business days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the [21/45] day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.
4.    Restrictive Covenants.
(a)    Executive acknowledges and agrees that the restrictive covenants and other post-termination obligations set forth in the RCA, including without limitation Executive’s obligations relating to confidentiality, non-use and non-disclosure of Confidential Information (as defined in the RCA), non-solicitation, cooperation, and return of property, are hereby incorporated by reference and shall remain in full force and effect pursuant to their terms to the maximum extent permitted by applicable law, except that the parties expressly agree to modify the RCA by removing Section 6, and each subpart thereto, of the RCA, which shall be of no further force or effect upon the Effective Date (as defined below).

Executive represents and warrants that Executive has complied with all provisions of the RCA at all times through the Effective Date.
(b)    In consideration for the severance payments and benefits set forth in Section 1 of this Agreement, Executive agrees for a period of 12 months after the Effective Date (the “Noncompetition Restricted Period”) to not directly or indirectly, on Executive’s own behalf or for the benefit of any other individual or entity: (i) operate, conduct, engage in, or own (except as a holder of not more than three percent (3%) of the stock of a publicly held company), or prepare to operate, conduct, engage in, or own any business that develops, markets, distributes, plans, sells or otherwise provides, or is preparing to develop, market, distribute, plan, sell or otherwise provide, any product or service that is in competition with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its affiliates at the time of, or during the 12 months preceding, Executive’s termination from the Company (a “Competing Business”) or (ii) participate in, render services to, or assist any individual or entity that engages in a Competing Business in any capacity (whether as an employee, manager, consultant, director, officer, contractor, or otherwise) (A) which involve the same or similar types of services Executive performed for the Company at any time during the last two years of Executive’s employment with the Company or (B) in which Executive could reasonably be expected to use or disclose Confidential Information, in each case (i) and (ii) limited to each city, county, state, territory and country in which (x) Executive provided services or had a material presence or influence at any time during Executive’s last two years of employment with the Company or (y) the Company is engaged in or has plans to engage in the Competing Business as of the Effective Date. Without limiting the Company’s ability to seek other remedies available in law or equity, if Executive violates this Section 4(b), the Noncompetition Restricted Period shall be extended by one day for each day that Executive is in violation of such provisions, up to a maximum extension equal to the length of the Noncompetition Restricted Period, so as to give the Company the full benefit of the bargained-for length of forbearance.
(c)    Executive’s continued compliance with the terms of the RCA (as modified in Section 4(a) above) and the noncompetition obligations set forth in Section 4(b) above (collectively, the “Restrictive Covenants”) is a material condition to receipt of the severance payments and benefits set forth in Section 1 of this Agreement. In the event Executive breaches any part of such Restrictive Covenants, then, in addition to any remedies and enforcement mechanisms set forth in the RCA and this Agreement and any other remedies available to the Company (including equitable and injunctive remedies), Executive shall forfeit any additional consideration owing and shall be obligated to promptly return to the Company (within two (2) business days of any breach) the full gross amount of all severance payments and benefits provided.
(d)    If any provision of the Restrictive Covenants shall be determined to be unenforceable by any court of competent jurisdiction or arbitrator by reason of its extending for too great a period of time or over too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.
5.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
6.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

7.    Governing Law. This Agreement shall be subject to the provisions of Sections 9(a) and 9(c) of the Employment Agreement.
8.    Effective Date. Executive has seven (7) business days after Executive signs this Agreement to revoke it, and this Agreement will become effective on the eighth (8th) business day after Executive signed this Agreement (the “Effective Date”), so long as it has been signed by the Parties and has not been revoked by either Party before such date. For the avoidance of doubt, if Executive revokes this Agreement as provided herein, the Parties’ modification to the RCA set forth in Section 4(a) above shall be void and of no effect. Unless the Company has elected or elects to expressly waive Executive’s noncompetition obligations set forth in Section 6(a) of the RCA (as amended by this Agreement), the RCA, including without limitation Section 6 of the RCA (as amended by this Agreement), shall remain in full force and effect.
9.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
BRADFORD D. DAHMS

SELECTA BIOSCIENCES, INC.

Dated:	By:

EXHIBIT B
Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement
[attached]

EXHIBIT C
Form of Indemnification Agreement
[attached]